UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 24, 2015

Landmark Apartment Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3505 E. Frontage Road, Suite 150 Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 281-2907

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 24, 2015, the Board of Directors (the “Board”) of Landmark Apartment Trust, Inc. (the “Company”) appointed Mr. Avi Israeli to serve as a director of the Company until the next annual meeting of shareholders. Elco Landmark Residential Holdings LLC, a Delaware limited liability company (“ELRH”), designated Mr. Israeli to serve as a director on the Board pursuant to the terms of the Company’s Amended and Restated Corporate Governance Agreement, dated as of January 7, 2014.

Mr. Israeli joined Elco Ltd., an affiliate of ELRH, in 2000 and currently serves as Vice President, Business Development. Elco Ltd. is the parent company of a $2 billion diversified international group of companies traded on the Tel-Aviv Stock Exchange. Since 2014, Mr. Israeli also has served as Chairman of the Board of one of Elco Ltd.’s publicly-traded subsidiaries, Electra Real Estate Ltd. (TASE). In addition, since 2007, Mr. Israeli has served as a director of Electra Consumer Products (1970) Ltd., a majority-owned subsidiary of Electra Ltd. Prior to joining the Elco companies, Mr. Israeli was an investment banker in corporate finance with Barclays de Zoete Wedd “BZW” (London), Poalim Capital Markets & Investments (Tel Aviv) and Tamir Fishman & Co. (Tel Aviv). Mr. Israeli holds a LLB from Hebrew University in Jerusalem, an MBA from Insead (Fontainebleau, France) and graduated from the Advanced Management Program (AMP/168) at Harvard Business School (Boston). Mr. Israeli is a member of the Israel Bar Association.

The Nominating and Corporate Governance Committee of the Board has determined that Mr. Israeli does not qualify as an “independent director” of the Company, with independence being determined under the standards established by the New York Stock Exchange, though, as a non-traded company, such standards are not binding upon the Company at the current time. Mr. Israeli will not receive any compensation from the Company for his service as a member of the Board of Directors or any of its committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 25, 2015	Landmark Apartment Trust, Inc.

	By:	/s/ Anthony E. Szydlowski
	Name:	Anthony E. Szydlowski
	Title:	EVP, General Counsel & Secretary